Exhibit 10.3

AMERISOURCEBERGEN CORPORATION

RESTRICTED STOCK UNIT AWARD TO NON-EMPLOYEE DIRECTOR

Participant:

Number of Restricted Stock

Units Granted:

Date of Grant:

Vesting Date:

RECITALS

This Restricted Stock Unit Award (the “Award Agreement”) is hereby made by AmerisourceBergen Corporation, a Delaware corporation (the “Company”), pursuant to the AmerisourceBergen Corporation Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has agreed to grant to the Participant Restricted Stock Units, subject to certain restrictions and on the terms and conditions contained in this Award Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises contained herein and intending to be legally bound hereby:

1.    Definitions.  Unless otherwise defined herein, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan.  As used herein:

(a)   “Award” means an award of Restricted Stock Units hereby granted.

(b)   “Date of Grant” means the date on which the Company awarded the Restricted Stock Units to the Participant pursuant to the Plan.

(c)   “Vesting Period” means, with respect to each Restricted Stock Unit, the period beginning on the Date of Grant and ending on the third anniversary thereof.

(d)   “Restricted Stock Units” means the Restricted Stock Units which are the subject of the Award hereby granted.

(e)   “Shares” mean shares of the Company’s Common Stock.

(f)    “Voluntary Retirement” means any voluntary termination of service on the Board by the Participant (i) after reaching age sixty-two (62) and completing sixty (60) full months of continuous service on the Board or (ii) after reaching age fifty-five (55), where the Participant’s age plus years of continuous service on the Board equals at least seventy (70).

2.             Grant of Restricted Stock Units.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the Restricted Stock Units.  Each Restricted Stock Unit represents an unfunded unsecured right of the Participant, upon vesting of the Restricted Stock Unit, to receive one Share.

3.             Vesting.  Subject to the terms and conditions set forth herein and in the Plan, the Restricted Stock Units shall become 100% vested on the earlier of: (a) the last day of the Vesting Period (the “Vesting Date”), provided that the Participant has remained in continuous service with the Company (other than by reason of a Voluntary Retirement) from the Date of Grant through the Vesting Date; and (b) the Participant’s death.

4.             Forfeiture of Restricted Stock Units.  If at any time the Participant ceases service as a member of the Board for any reason other than death during the Vesting Period, the Restricted Stock Units shall be forfeited by the Participant and deemed canceled by the Company and the Participant shall thereupon cause to have any right or be entitled to receive any Shares under the Restricted Stock Units.  Notwithstanding the foregoing, in the event that the Participant’s service with the Company terminates during the Vesting Period due to the Participant’s Voluntary Retirement, then the Restricted Stock Units shall continue to vest as if the Participant had continued in active service with the Company.

5.             Rights of Participant.  The Participant shall not have the rights of a stockholder of the Company with respect the Shares represented by the Restricted Stock Units, including, without limitation, the right to vote the Shares represented by the Restricted Stock Units, unless and until such Shares have been delivered to the Participant in accordance with Paragraph 9.

6.             Dividend Equivalents.  The Participant shall not receive cash dividends on the Restricted Stock Units, but instead shall, with respect to each Restricted Stock Unit, be entitled to a cash payment from the Company determined on each cash dividend payment date with respect to the Shares with a record date occurring at any time following the Date of Grant but prior to the date that the Shares represented by the Restricted Stock Units are delivered to the Participant in accordance with Paragraph 9.   Such cash payment shall be equal to the dividend that would have been paid on the Share represented by each Restricted Stock Unit had the Share been issued and outstanding and entitled to the dividend.  Cash payments for each cash dividend payment date with respect to the Shares with a record date occurring prior to the date that the Shares represented by the Restricted Stock Units are delivered to the Participant in accordance with Paragraph 9 shall be accrued until such delivery date and paid to the Participant at the same time delivery of the Shares represented by the Restricted Stock Units is made to the Participant in accordance with Paragraph 9.

7.             Notices.  Any notice to the Company provided for in this instrument shall be addressed to the Compensation Committee at 1300 Morris Drive, Chesterbrook, PA 19087, and any notice to the Participant shall be addressed to such Participant at the current address shown in the records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by overnight courier, telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

8.             Securities Laws, etc.  The Compensation Committee may from time to time impose any conditions on the Restricted Stock Units, and the Shares represented by the Restricted Stock Units, as it deems necessary or advisable to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3, and that such Shares are issued and resold in compliance with the Securities Act of 1933, as amended.  The Company may require that the Participant represent that the Participant is holding the Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Compensation Committee deems appropriate.

9.             Delivery Date.

(a)   Generally.  With respect to Shares not subject to a Deferral Election pursuant to Paragraph 9(b) below, the Shares represented by the Restricted Stock Units (or such other consideration as permitted by Section 21(b) of the Plan) that have become nonforfeitable (including by reason of satisfying the conditions for Voluntary Retirement) shall be delivered to the Participant on the earlier of: (a) the Vesting Date; (b) the date of the Participant’s death; and (c) the date of a Change in Control if such Change in Control constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” within the meaning of Treas. Reg. 1.409A-3(i)(5).

(b)   Deferral Election.

(i)             The Participant shall have the right to make an election (a “Deferral Election”) to defer the receipt of all or a portion of the Shares issuable with respect to Restricted Stock Units hereby granted by filing a Deferral Election on the form provided by, and in accordance with the procedures established by, the Company for this purpose.  A Deferral Election shall not be effective unless it is filed with the Company on or before the date established by the Company.

(ii)            All Shares (or such other consideration as permitted by Section 21(b) of the Plan) issuable with respect to Restricted Stock Units that are subject to a Deferral Election under this Paragraph 9 and that have become nonforfeitable (including by reason of satisfying the conditions for Voluntary Retirement) shall be delivered to the Participant on the earlier of: (i) the date designated by the Participant, which shall not be earlier than the Vesting Date; (ii) the Participant’s death; and (iii) the date of a Change in Control if such Change in Control constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” within the meaning of Treas. Reg. 1.409A-3(i)(5).

(iii)           The Participant’s right to delivery of Shares subject to a Deferral Election shall at all times represent the general obligation of the Company.  Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation.  Nothing contained in the Plan or this Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.

(c)   Change in Control.  With respect to forfeitable Restricted Stock Units subject to this Award, in the event of a Change in Control, the Board or the Compensation Committee may, in its sole discretion, cause such Restricted Stock Units to become nonforfeitable and the Shares represented by the Restricted Stock Units (or such other consideration as permitted by Section 21(b) of the Plan) to be delivered to the Participant on the date of such Change in Control or, if the Shares issuable with respect to Restricted Stock Units are subject to a Deferral Election, on the date Change in Control only if it constitutes a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” within the meaning of Treas. Reg. 1.409A-3(i)(5).

10.          Delivery of Shares.  The certificates for the Shares represented by the Restricted Stock Units will be delivered without payment from the Participant and without any legend or restrictions, except for such restrictions as may be imposed by the Compensation Committee, in its sole judgment, under Paragraph 8.  The Company may condition delivery of certificates for Shares upon the prior receipt from the Participant of any undertakings which it may determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws.  The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the delivery date, as determined by the Compensation Committee.

11.          Transferability.  The Restricted Stock Units (and the underlying Shares and related dividend equivalents) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Paragraph 11 shall be void and unenforceable.  However, any Shares (and related dividend equivalents) which vest hereunder but otherwise remain unissued at the time of the Participant’s death, shall be issued to the Participant’s designated beneficiary or beneficiaries of this Award or in the absence of such designated beneficiaries, pursuant to the provisions of the Participant’s will or laws of descent and distribution.

12.          Miscellaneous.

(a)   The Award granted hereunder shall not confer upon the Participant any right to continue in the service of the Company and the Company and its stockholders may terminate the Participant’s service at any time in accordance with applicable law.

(b)   The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the rules and regulations of the New York Stock Exchange, or (ii) is required to satisfy the conditions of Rule 16b-3.

(c)   The Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Restricted Stock Units or the delivery of the Shares represented by the Restricted Stock Units.  The Participant may not rely on any statements or representations of the Company or any of its agents in regard to such liability.  The Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement.

(d)   The validity, performance, construction and effect of this Award shall be governed by and determined in accordance with the law of the State of Delaware, without giving effect to conflicts of laws principles thereof.

(e)   Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

(f)    This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(g)   The Participant has received a copy of the Plan, a copy of which is attached hereto, has been provided with the opportunity to read the Plan and is familiar with the terms and provisions thereof and hereby accepts this Award subject to all of the terms and provisions of this Award and the Plan.  The Participant acknowledges the receipt of the prospectus for the Plan, a copy of which is attached hereto.  All decisions or interpretations of the Board or the Compensation Committee upon any questions arising under the Plan or this Award shall be binding, conclusive and final.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Award Agreement effective as of the Date of Grant.

AMERISOURCEBERGEN CORPORATION

Accepted: